CREDIT AGREEMENT

BETWEEN

STEAK N SHAKE OPERATIONS, INC.

AND

FIFTH THIRD BANK

Dated as of

SEPTEMBER 30, 2009

TABLE OF CONTENTS
CREDIT AGREEMENT		Page 1

Section 1. ACCOUNTING TERMS -- DEFINITIONS		Page 1

Section 2. THE LOAN		Page 6
a.	The Revolving Loan	Page 7
	(i) The Commitment -- Use of Proceeds	Page 7
	(ii) Method of Borrowing	Page 7
	(iii) Interest on the Revolving Loan	Page 8
	(iv) Unused Fee	Page 8
	(v) Payments or Principal	Page 8
b.	Provisions Applicable to the Loan	Page 9
	(i) The LIBOR-based Rate -- Certain Effects	Page 9
	(ii) Calculation of Interest	Page 10
	(iii) Manner of Payment	Page 10
	(iv) Commitment Fee	Page 10
	(v) Automatic Debit	Page 10

Section 3. REPRESENTATIONS AND WARRANTIES		Page 10
a.	Organization of the Company and the Guarantors	Page 10
b.	Authorization; No Conflict	Page 11
c.	Validity and Binding Nature	Page 12
d.	Financial Statements	Page 12
e.	Litigation and Contingent Liabilities	Page 12
f.	Liens	Page 12
g.	Employee Benefit Plans	Page 12
h.	Payment of Taxes	Page 13
i.	Investment Company Act	Page 13
j.	Regulation U and other Federal Regulations	Page 13
k.	Hazardous Substances	Page 13
l.	Subsidiaries	Page 14

Section 4 COLLATERAL FOR THE OBLIGATIONS		Page 14
a.	Security Agreement	Page 14
b.	Guaranties	Page 14
c.	Guarantor Security Agreements	Page 15

Section 5. AFFIRMATIVE COVENANTS		Page 15
a.	Corporate Existence	Page 15
b.	Reports, Certificates and Other Information	Page 15

i

	(i)	Annual Statements	Page 15
	(ii)	Interim Statements	Page 16
	(iii)	Officer's Certificate	Page 16
	(iv)	Orders	Page 16
	(v)	Notice of Default or Litigation	Page 16
	(vi)	Compliance Certificates	Page 17
	(vii)	Registration Statements and Reports	Page 17
	(viii)	Other Information	Page 17
c.	Books, Records and Inspections		Page 17
d.	Insurance		Page 17
e.	Taxes and Liabilities		Page 18
f.	Compliance with Legal and Regulatory Requirements		Page 18
g.	Financial Covenants		Page 18
	(i)	Fixed Charge Coverage Ratio	Page 18
	(ii)	Total Liabilities to Tangible Net Worth Ratio	Page 19
	(iii)	Minimum Liquidity	Page 19
h.	Primary Banking Relationship		Page 19
i.	Employee Benefit Plans		Page 19
j.	Hazardous Substances		Page 19

Section 6. NEGATIVE COVENANTS			Page 20
a.	Other Agreements		Page 20
b.	Liens		Page 20
c.	Guaranties		Page 22
d.	Loans or Advances		Page 22
e.	Mergers, Consolidations, Sales, Acquisition or Formation of Subsidiaries		Page 22
f.	Margin Stock		Page 23
g.	Judgments		Page 23
h.	Principal Office		Page 23
i.	Hazardous Substances		Page 23
j.	Debt		Page 23
k.	Restricted Payments		Page 24

Section 7. CONDITIONS OF LENDING			Page 25
a.	No Default		Page 25
b.	Documents to be Furnished at Closing		Page 25

Section 8. EVENTS OF DEFAULT			Page 28
a.	Nonpayment of the Loan		Page 28
b.	Nonpayment of Other Indebtedness for Borrowed Money		Page 28
c.	Other Material Obligations		Page 29
d.	Bankruptcy, Insolvency, etc		Page 29

ii

e.	Warranties and Representations	Page 29
f.	Violations of Negative and Financial Covenants	Page 29
g.	Noncompliance With Other Provisions of this Agreement	Page 30

Section 9. EFFECT OF EVENT OF DEFAULT		Page 30

Section 10. WAIVER -- AMENDMENTS		Page 30

Section 11. NOTICES		Page 30

Section 12. COSTS, EXPENSES AND TAXES		Page 31

Section 13. SEVERABILITY		Page 32

Section 14. CAPTIONS		Page 32

Section 15. GOVERNING LAW -- JURISDICTION		Page 32

Section 16. PRIOR AGREEMENTS, ETC		Page 32

Section 17. SUCCESSORS AND ASSIGNS		Page 33

Section 18. WAIVER OF JURY TRIAL		Page 33

iii

CREDIT AGREEMENT

STEAK N SHAKE OPERATIONS, INC., an Indiana corporation (the “Company”), and  FIFTH THIRD BANK, a Michigan banking corporation (together with its successors and assigns the “Bank”), agree as follows.
Section 1.  ACCOUNTING TERMS -- DEFINITIONS.  All accounting and financial terms used in this Agreement are used with the meanings such terms would be given in accordance with generally accepted accounting principles except as may be otherwise specifically provided in this Agreement.  The following terms have the meanings indicated when used in this Agreement with the initial letter capitalized:
•	“Advance” means a disbursement of proceeds of the Revolving Loan.
•	“Agreement” means this Credit Agreement between the Company and the Bank, as it may from time to time be amended.
•	"Applicable Spread" means that number of Basis Points to be taken into account in determining the LIBOR-based Rate, which, effective as of the date of this Agreement shall be 275 Basis Points.
•
“Authorized Officer” means the Chief Executive Officer, the Chief Financial Officer, the Treasurer of the Company, or such other officer whose authority to perform acts to be performed only by an Authorized Officer under the terms of this Agreement is evidenced to the Bank by a certified copy of an appropriate resolution of the Board of Directors of the Company.

•	“Basis Point” means one one-hundredth of one percent.
•	“Bank” is used as defined in the preamble.
•	“Banking Day” means a day on which the principal office of the Bank in the City of Indianapolis, Indiana, is open for the purpose of conducting substantially all of the Bank's business activities.
•	“Code” means the Internal Revenue Code of 1986, as amended.
•
“Commitment” means the agreement of the Bank to extend the Revolving Loan to the Company until the Revolving Loan Maturity Date, and if the context so requires, the term may also refer to the maximum principal amount which is permitted to be outstanding under the Revolving Loan at any time.

•	“Company” is used as defined in the Preamble.
•	“Consolidated Entities” means the Company, the Guarantors, and any other entity whose financial statements are consolidated with the Company’s financial statements for accounting reporting purposes.
•	“Distribution Test Period” is used as defined in Section 6(k) herein.
•	“EBITDA” means earnings before interest, taxes, depreciation, and amortization, all determined in accordance with GAAP.
•	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
•	“Event of Default” means any of the events described in Section 8 herein.
•	“FCCR Test Period” is used as defined in Section 5(g)(i) herein.
•	“Fixed Charge Coverage Ratio” is defined in Section 5(g)(i) herein.
•	“GAAP” means generally accepted account principles as then in effect, which shall include the official interpretations thereof by the Financial Accounting Standards Board, consistently applied.
•	“Guarantor” and “Guarantors” are used as defined in Section 4(b) herein.
•	“Guarantor Security Agreements” is used as defined in Section 4(c) herein.
•	“Guaranty” and “Guaranties” are used as defined in Section 4 herein.
•
“Hazardous Substance” means any hazardous or toxic substance regulated by any federal, state or local statute or regulation including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act and the Toxic Substance Control Act, or by any federal, state or local governmental agencies having jurisdiction over the control of any such substance including but not limited to the United States Environmental Protection Agency.

•
“Indebtedness” means, without duplication and determined on a consolidated basis for all Obligors (i) all obligations of the Obligors for borrowed money or with respect to deposits or advances of any kind, (ii) all obligations of the Obligors evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of the Obligors upon which interest charges are customarily paid, (iv) all obligations of the Obligors under conditional sale or other title retention agreements relating to property acquired by the Obligors, (v) all obligations of the Obligors in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (vi)  all guarantees by the Obligors of indebtedness of others, (vii) all capital lease obligations of the Obligors,

(viii) all obligations, contingent or otherwise, of the Obligors as an account party in respect of letters of credit and letters of guaranty, (ix) all obligations, contingent or otherwise, of the Obligors in respect of bankers' acceptances; (x) all obligations of the Obligors under leases of real estate or other property; all Obligations of the Company payable to the Bank hereunder; and (xi) all obligations of the Obligors payable to the Noteholders under the Prudential Note Purchase Agreement.

•	“LIBOR Advance” means an Advance on which interest accrues at a LIBOR-based Rate.
•	“LIBOR-based Rate” means the sum of the London Interbank Offered Rate plus the Applicable Spread.
•	“Loan” means the Revolving Loan.
•
“Loan Document” means any of this Agreement, the Revolving Note, the Guaranties, the Security Agreement, the Guarantor Security Agreements, and any other instrument or document which evidences or secures the Loan, or which expresses an agreement as to terms applicable to the Loan, and in the plural means any two or more of the Loan Documents, as the context requires.

•
“London Business Day” means any day other than a Saturday, Sunday, or a day on which banking institutions are generally authorized or obligated by law or executive order to close in the City of London, England.

•
“London Interbank Offered Rate” means the rate of interest (rounded upwards, if necessary, to the next 1/16 of 1% and adjusted for reserves if Bank is required to maintain reserves with respect to relevant Advances) fixed by the British Bankers’ Association at 11:00 a.m., London time, relating to quotations for a thirty (30) day term. On London InterBank Offered Rates on U.S. Dollar deposits as published on Bloomberg LP, or, if no longer provided by Bloomberg LP, such rate as shall be determined in good faith by the Bank from such sources as it shall determine to be comparable to Bloomberg LP (or any successor) as determined by Bank at approximately 10:00 a.m. Cincinnati, Ohio, time on the relevant date of determination.

•	“Note” means the Revolving Note.
•
“Noteholders” means Prudential Investment Management, Inc., The Prudential Insurance Company of America, Pruco Life Insurance Company, and United of Omaha Life Insurance Company, and their respective successors and assigns.

•	“Obligors” means the Company and the Guarantors, collectively, and in the singular means whichever of them the context requires.
•
“Obligations” means all obligations of the Company in favor of the Bank of every type and description, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including but not limited to:  (i) all of such obligations on account of the Loan, including any Advances made pursuant to any extension of the Commitment beyond the initial Revolving Loan Maturity Date or pursuant to any other amendment of this Agreement, (ii) all Rate Management Obligations, and (iii) all other obligations arising under any Loan Document as amended from time to time.

•
“Officer's Certificate” means a certificate in the form attached hereto as Exhibit “A” signed by the chief executive officer or the chief financial officer of the Company, confirming that all of the representations and warranties contained in Section 3 of this Agreement are true and correct as of the date of such certificate except as specified therein and with the further exceptions that:  (i) the representation contained in Section 3(d) shall be construed so as to refer to the latest financial statements which have been furnished to the Bank as of the date of any Officer's Certificate, (ii) the representations contained in Section 3(k) (with respect to Hazardous Substances) will be construed so as to apply not only to the Company, but also to any Subsidiaries, whether now owned or hereafter acquired, (iii) the representation contained in Section 3(l) shall be deemed to be amended to reflect the existence of any Subsidiary hereafter formed or acquired by the Company with the consent of the Bank, and (iv) all other representations will be construed to have been amended to conform with any changes of which the Company shall have previously given the Bank notice in writing.  Each Certificate shall further confirm that no Event of Default or Unmatured Event of Default shall have occurred and be continuing as of the date of the Certificate or shall describe any such event which shall have occurred and be then continuing and the steps being taken by the Company to correct it.

•	“Parent” means The Steak n Shake Company, an Indiana corporation, and its successors and assigns.
•	“Person” means any of an individual, partnership, joint venture, corporation, trust, unincorporated organization, a government or any department or agency thereof.

•	“Plan” means an employee pension benefit plan as defined in ERISA.
•	“Prime-based Rate” means any variable rate at which interest may accrue on all or a portion of the Loan under the terms of this Agreement, which rate is determined by reference to the Prime Rate.
•
“Prime Rate” means the rate of interest per annum established from time to time by the Bank, whether or not the Bank shall at times lend to borrowers at lower rates of interest or, if there is no such Prime Rate, then its base rate or such other rate as may be substituted by the Bank for the Prime Rate; provided that in no event shall the Prime Rate exceed the highest rate permitted by law.

•	“Prudential Debt” means the Indebtedness payable to the Noteholders under the Prudential Note Purchase Agreement as of the date of determination.
•
“Prudential Note Purchase Agreement” means that certain Amended and Restated Note Purchase and Private Shelf Agreement dated as of September 20, 2002, entered into by and among the Parent, Prudential, Prudential Investment Management, Inc., and each Prudential Affiliate party thereto, as amended, and as it may hereafter be amended, modified, or restated from time to time.

•
“Rate Management Arrangement” means any agreement, device or arrangement providing for payments which are related to fluctuations of interest rates, exchange rates, forward rates, or equity prices, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and any agreement pertaining to equity derivative transactions (e.g., equity or equity index swaps, options, caps, floors, collars and forwards), including without limitation any ISDA Master Agreement between the Company and Bank or any affiliate of the Bank, and any schedules, confirmations and documents and other confirming evidence between the parties confirming transactions thereunder, all whether now existing or hereafter arising, and in each case as amended, modified or supplemented from time to time.

•
“Rate Management Obligations” means any and all obligations of the Company to the Bank or any affiliate of the Bank, whether absolute, contingent or otherwise and howsoever and whensoever (whether now or hereafter) created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefore), under or in connection with (i) any and all Rate

Management Arrangements, and (ii) any and all cancellations, buy-backs, reversals, terminations or assignments of any Rate Management Arrangement.
•	“Revolving Loan” is used as defined in Section 2(a)(i) herein.
•	“Revolving Loan Maturity Date” means February 15, 2011.
•	“Revolving Note” is used as defined in Section 2(a)(ii) herein.
•	“Schedule of Exceptions” means that certain disclosure exhibit attached hereto as Exhibit “C.”
•	“Security Agreement” is used as defined in Section 4(a) herein.
•
“Subsidiary” means any corporation, partnership, joint venture or other business entity located in the United States of America or in any other country over which the Company exercises control, provided that it shall be conclusively presumed that the Company exercises control over any such entity fifty-one percent (51%) or more of the equity interest in which is owned by the Company, directly or indirectly.

•
“Tangible Net Worth” means the shareholders' equity of the Company less any allowance for goodwill, patents, trademarks, trade secrets, and any other assets which would be classified as intangible assets under GAAP, and less all intercompany accounts receivable, determined on a consolidated basis.

•	“Total Liabilities” means, at any date, the aggregate principal amount of all Indebtedness of the Company at such date, determined on a consolidated basis in accordance with GAAP.
•
“Unmatured Event of Default” means any event specified in Section 7 which is not initially an Event of Default, but which would, if uncured, become an Event of Default with the giving of notice or the passage of time or both.

•
“Unfunded Capital Expenditures” means an amount not less than $0 equal to the Company’s capital expenditures as shown under “Investing Activities” in the Company’s consolidated Statement of Cash Flows, minus proceeds from property and equipment disposals under “Investing Activities” in the Company’s consolidated Statement of Cash Flows, minus proceeds from the issuance of long-term debt, and minus proceeds from sale-leaseback transactions included under “Financing Activities” in the Company’s consolidated State of Cash Flows.

Section 2.  THE LOAN.  Subject to all of the terms and conditions of this Agreement, the Bank will make the Loan described in this Section to the Company.

a.      The Revolving Loan.  The Bank will make a revolving loan to the Company on the following terms and subject to the following conditions:
(i)
The Commitment -- Use of Proceeds.  From this date and until the Revolving Loan Maturity Date, the Bank agrees to make Advances (collectively, the “Revolving Loan”) under a revolving line of credit from time to time to the Company of amounts not exceeding in the aggregate at any time outstanding the sum of Twenty Million and 00/100 Dollars ($20,000,000.00).  Proceeds of the Revolving Loan may be used by the Company only for working capital and general corporate purposes.

(ii)
Method of Borrowing.  The obligation of the Company to repay the Revolving Loan shall be evidenced by a Promissory Note (the “Revolving Note”) of the Company in the form of Exhibit “B” attached hereto.  So long as no Event of Default or Unmatured Event of Default shall have occurred and be continuing and until the Revolving Loan Maturity Date, the Company may borrow, repay (subject to the requirements of Section 2(b)(i)) and reborrow under the Revolving Note on any Banking Day; provided, that no borrowing may cause the principal balance of the Loan to exceed the Commitment or may result in an Event of Default or an Unmatured Event of Default.  The Company shall give the Bank written notice (effective upon receipt) of the Company’s intent to draw down an Advance under this Agreement no later than 11:00 a.m. Indianapolis, Indiana time, not less than one (1) Banking Day before disbursement. The Company’s notice must specify: (A) the disbursement date, and (B) the amount of each Advance. There shall be  no minimum amount of any Advance. All requests for an Advance shall be requests for LIBOR Rate Advances. All notices under this Section 2(a)(ii) are irrevocable. By the Bank's close of business on the disbursement date and upon fulfillment of the conditions set forth herein and in any other of the Loan Documents, the Bank shall disburse the requested Advances in immediately available funds by crediting the amount of such Advances to the Company's account with the Bank. All Advances by the Bank and payments by the Company shall be recorded by the Bank on its books and records, and the principal amount outstanding from time to time, plus interest payable thereon, shall be determined by reference to the books and records of the Bank.  The Bank's books and records shall be presumed prima facie to be correct as to such matters.  Upon receipt of the written request of the Company from time to time but not more frequently than once each fiscal quarter, the Bank shall provide to the Company written reports on outstanding principal plus accrued interest paid to-date.

(iii)
Interest on the Revolving Loan.  Except as otherwise provided below in this Section 2(a)(iii), all Advances disbursed under the Revolving Loan shall accrue interest at the LIBOR-based Rate which initially shall be determined as of the date of the initial Advance and re-determined on each London Business Day thereafter.  Accrued interest shall be due and payable on the last Banking Day of each calendar month beginning on the last Banking Day of September, 2009. After maturity, whether on the Revolving Loan Maturity Date or on account of acceleration upon the occurrence of an Event of Default, and until paid in full, all Advances under the Revolving Loan shall bear interest at a per annum rate equal to three percent (3%) above the otherwise applicable rate of interest, and shall be payable as accrued and without demand. At any time the LIBOR-based Rate is unavailable for any of the reasons set forth in Section 2(b)(i) herein, prior to maturity, then the applicable rate of interest under the Revolving Loan prior to maturity shall be the sum of the Prime Rate plus one percent (1%) per annum.

(iv)
Unused Fee.  The Company  shall pay to the Bank a facility  or unused fee for each partial or full calendar quarter during which the Commitment is outstanding equal to ten (10) Basis Points per annum of the average daily excess of the Commitment over the aggregate outstanding principal balance of the Revolving Loan.  Unused fees for each calendar quarter shall be due and payable within ten (10) days following the Bank's submission of a statement of the amount due.  Such fees may be debited by the Bank when due to any demand deposit account of the Company carried with the Bank without further authority.  The unused fee shall be calculated on the basis of a year of 360 days and actual days elapsed.

(v)	Payments of Principal. The aggregate outstanding principal amount of the

Revolving Loan shall be due and payable in full on the Revolving Loan Maturity Date.
b.	Provisions Applicable to the Loan. The following provisions are applicable to the Loan:
(i)	The LIBOR-based Rate -- Certain Effects. The LIBOR-based Rate shall be subject to the following conditions in addition to other consequences stated in this Agreement:
A.
Notwithstanding any other provision of this Agreement, the Bank may elect not to offer the LIBOR-based Rate on any day on which the Bank has determined that it is not practical to quote such rate because of the unavailability of sufficient funds to the Bank for appropriate terms at rates approximating the relevant London Interbank Offered Rate, or because of legal or regulatory changes which make it impractical or burdensome for the Bank to lend money at the LIBOR-based Rate.

B.
If, as a result of any regulatory change, the basis of taxation of payments to the Bank of the principal of or any interest on the Revolving Loan bearing interest at the  LIBOR-based Rate or any other amounts payable hereunder in respect thereof, other than taxes imposed on the overall net income of the Bank, is changed, or any reserve, special deposit, or similar requirement relating to any extensions of credit or other assets of or any deposits with or other liabilities of the Bank are imposed, modified, or deemed applicable, and the Bank reasonably determines that, by reason thereof, the cost to it of making, issuing, or maintaining the Revolving Loan at the LIBOR-based Rate is increased by an amount deemed by it to be material, then the Company shall pay promptly upon demand to the Bank such additional amounts as the Bank reasonably determines will compensate for such increased costs; provided, however, that the Company shall not be the only borrower of the Bank that is singled out from a group of similarly situated borrowers of the Bank subject to this type of provision that is requested to remit increased costs.  Any determination by the

Bank of increased costs of maintaining deposits made pursuant to the provisions of this section shall be final, absent manifest error.
(ii)
Calculation of Interest.  Interest on the Revolving Loan shall be calculated by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding.

(iii)
Manner of Payment - Application.  All payments of principal and interest on the Loan shall be payable at the principal office of the Bank in Indianapolis, Indiana, in funds available for the Bank's immediate use in that city and no payment will be considered to have been made until received in such funds.  All payments received on account of the Loan will be applied first to the satisfaction of any interest which is then due and payable, and to principal only after all interest which is due and payable has been satisfied.

(iv)
Commitment Fee.  The Bank acknowledges receipt from the Company of the sum of $5,000.00, either previous to or contemporaneously with the execution of this Agreement, as a fee for the Bank's commitment to make the Loans.

(v)
Automatic Debit.  After the occurrence of an Event of Default or an Unmatured Event of Default, the Bank may debit when due all payments of principal and interest due under the terms of this Agreement to any deposit account of the Company carried with the Bank without further authority.

Section 3.  REPRESENTATIONS AND WARRANTIES.  To induce the Bank to make the Loan, the Company represents and warrants to the Bank that:
a.
Organization of the Company and the Guarantors.  The Company is a corporation organized, existing and in good standing under the laws of the State of Indiana, and each other Obligor is a corporation or limited liability company duly organized, existing, and in good standing under the laws of the jurisdiction in which it is incorporated or created.  The Company and each Guarantor is qualified to do business in every jurisdiction in which:  (i) the nature of the business conducted or the character or location of properties owned or leased, or the residences or activities of employees make such qualification necessary, and (ii) failure so to qualify might impair the title of the Company or the respective Guarantor to material properties or the Company's or the respective Guarantor’s right to enforce material contracts or result in exposure of the Company or the Guarantor to liability for material penalties in such jurisdiction.  No jurisdiction in which the Company or any Guarantor is not qualified to do business has asserted that the Company or such Guarantor is required to be qualified therein except as disclosed on the “Schedule of Exceptions” attached hereto as Exhibit “C”.  The principal office of the Company and of each Guarantor is located at 36 South Pennsylvania Street, Suite 500, Indianapolis, Indiana  46204.  The Company does not conduct any material operations or keep any material amounts of property at any other location, except as shown on  Schedule I attached hereto.  The Company has not done business under any name other than its present corporate name at any time during the six years preceding the date of this Agreement.  The exact name under which the Company is the name of the Company shown on the signature pages hereof.

b.
Authorization; No Conflict.  The execution and delivery of this Agreement, the borrowings hereunder, the execution and delivery of all of the other Loan Documents and the performance by the Company of its obligations under this Agreement and all of the other Loan Documents are within the Company's corporate powers, have been duly authorized by all necessary corporate action, have received any required governmental or regulatory agency approvals and do not and will not contravene or conflict with any provision of law or of the Articles of Incorporation or ByLaws  of the Company or of any agreement binding upon the Company or its properties. The execution and delivery of each Guaranty and the performance by the Guarantors of their obligations under the Guaranties and all of the other Loan Documents to which they are parties are within the respective Guarantor’s corporate or limited liability powers, as the case may be, have been duly authorized by all necessary corporate or liability action, as the case may be, have received any required governmental or regulatory agency approvals, and do not and will not contravene or conflict with any provision of law or of the organizational documents or ByLaws or Operating Agreement of the respective Guarantor or of any agreement binding upon the respective Guarantor or its properties.

c.
Validity and Binding Nature.  This Agreement and all of the other Loan Documents to which they are a party are the legal, valid and binding obligations of the Company and the Guarantors, enforceable against the Company and the Guarantors in accordance with their respective terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws enacted for the relief of debtors generally and other similar laws affecting the enforcement of creditors' rights generally or by equitable principles which may affect the availability of specific performance and other equitable remedies.

d.
Financial Statements.  The Parent has delivered to the Bank its audited consolidated financial statements as of September 24, 2008, for the fiscal year of the Parent and the Consolidated Entities then ended, and its unaudited consolidated financial statements as of July 1, 2009, and for the partial fiscal year then ended.  Such statements have been prepared in accordance with GAAP except, as to the interim statements, for the absence of a statement of cash flows, footnotes and adjustments normally made at year end which are not material in amount.  Such statements present fairly the consolidated financial position of the Parent and the Consolidated Entities as of the dates thereof and the results of its and their operations for the periods covered, and since the date of the latest of such statements there has been no material adverse change in the financial position of the Parent or of the Guarantors or in the results of any of their operations.

e.
Litigation and Contingent Liabilities.  No litigation, arbitration proceedings or governmental proceedings are pending or threatened against the Company or any Guarantor which would, if adversely determined, materially and adversely affect its respective financial position or continued operations.  Neither the Company nor any Guarantor has any material contingent liabilities not provided for or disclosed in the financial statements referred to in Section 3(d) or in the “Schedule of Exceptions” attached hereto as Exhibit “C.”

f.
Liens.  None of the assets of the Company or any Guarantor is subject to any mortgage, pledge, title retention lien, or other lien, encumbrance or security interest except for liens and security interests described in the exceptions enumerated in Section 6(b).

g.	Employee Benefit Plans. Each Plan maintained by the Company and each

Guarantor is in material compliance with ERISA, the Code, and all applicable rules and regulations adopted by regulatory authorities pursuant thereto, and the Company and its Subsidiaries have filed all reports and returns required to be filed by ERISA, the Code and such rules and regulations.  No Plan maintained by the Company or any Guarantor and no trust created under any such Plan has incurred any “accumulated funding deficiency” within the meaning of Section 412(c)(1) of the Code, and the present value of all benefits vested under each Plan did not exceed, as of the last annual valuation date, the value of the assets of the respective Plans allocable to such vested benefits.  The Company has no knowledge that any “reportable event” as defined in ERISA has occurred with respect to any Plan.

h.
Payment of Taxes.  The Company and the Guarantors have filed all federal, state and local tax returns and tax related reports which the Company and the Guarantors are required to file by any statute or regulation, and all taxes and any tax related interest payments and penalties that are due and payable have been paid, except for such as are being contested in good faith and by appropriate proceedings and as to which appropriate reserves have been established.  Adequate provision has been made for the payment when due of  all tax liabilities which have been incurred, but are not as yet due and payable.

i.	Investment Company Act. The Company is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
j.
Regulation U and other Federal Regulations.  The Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.  Not more than twenty-five percent (25%) of the consolidated assets of the Company or of any Guarantor consists of margin stock, within the contemplation of Regulation U, as amended.

k.
Hazardous Substances.  Except as disclosed on the “Schedule of Exceptions” attached hereto as Exhibit “C,” to the best knowledge of the Company after due inquiry and investigation; (i) there are no underground storage tanks of any kind on any premises owned or occupied by or under lease to the Company or any Guarantor; (ii) there are no tanks, drums or other containers of any kind on premises owned or occupied by or under lease to the Company or any Guarantor, the contents of which are unknown to the Company; (iii) as of the date of this Agreement, no premises owned or occupied by or under lease to the Company or any Guarantor are being used for any activities involving the use, treatment, transportation, generation, storage or disposal of any Hazardous Substances in reportable quantities; (iv) no Hazardous Substances in reportable quantities have been released on any such premises nor is there any threat of release of any Hazardous Substances in reportable quantities on any such premises; and (v) as of the date of this Agreement neither the Company nor any Guarantor is party to, or has been named or threatened to be named a responsible party in connection with, any real property or ground water contaminated or alleged to have been contaminated by Hazardous Substances.

l.
Subsidiaries. The Company is a wholly-owned Subsidiary of the Parent, and Steak n Shake Enterprises, Inc., an Indiana corporation, and Steak n Shake, LLC, an Indiana limited liability company, are wholly-owned Subsidiaries of  the Company. The Company is a 51% owner of Steak n Shake of Tallahassee, LLC, an Indiana limited liability company.

Section 4.  COLLATERAL FOR THE OBLIGATIONS.  The Obligations shall be secured and supported as provided in this Section:
a.
Security Agreement.  The Obligations shall be secured by a first priority security interest in all of the Company's equipment, inventory, accounts receivable, chattel paper, software, general intangibles and all deposit accounts maintained by the Company individually or jointly with the Bank or any of the Bank's affiliates, all whether now owned  or hereafter acquired, and in all proceeds thereof (all such business assets on which a lien is granted to the Bank hereinafter collectively referred to as the “Collateral”), which security interest will be created by a Security Agreement  in the form attached hereto as Exhibit "D" (the "Security Agreement").  The Security Agreement shall provide a security interest in the Collateral described therein subject only to liens and security interests described in the exceptions enumerated in Section 6(b) herein.

b.
Guaranties. The Obligations shall be supported by the unconditional guaranty of prompt payment of each of Steak n Shake Enterprises, Inc., Steak n Shake, LLC, and the Parent (each a “Guarantor” and collectively, the “Guarantors”), which guaranties shall be evidenced by a Guaranty Agreement (each a “Guaranty” and collectively, the “Guaranties”) of each Guarantor in the forms attached hereto as Exhibit “E,” Exhibit “F,” and Exhibit “G,” respectively.  Provided no Event of Default or Unmatured Event of Default then exists and is continuing, the Bank agrees to release the Parent’s Guaranty upon receipt of audited consolidated financial statements for the Company and its Subsidiaries for the fiscal year ending September 23, 2009, showing no material adverse change in the financial condition or prospects of the Company.

c.
Guarantor Security Agreements.  The obligations of each Guarantor under its Guaranty shall be secured by a first priority security interest in all of the Guarantor’s equipment, inventory, accounts receivable, chattel paper, software, general intangibles and all deposit accounts maintained by the Guarantor, individually or jointly with the Bank or any of the Bank's affiliates, all whether now owned  or hereafter acquired, and in all proceeds thereof (all such business assets on which a lien is granted to the Bank hereinafter collectively referred to as the “Guarantor Collateral”), which security interests will be created by the Guarantor Security Agreements  in the forms attached hereto as Exhibit "H," Exhibit “I,” and Exhibit “J,” respectively (each a “Guarantor Security Agreement,” and collectively, the "Guarantor Security Agreements").  Each Guarantor Security Agreement shall provide a security interest in the Guarantor Collateral described therein subject only to liens and security interests described in the exceptions enumerated in Section 6(b) herein.

Section 5.  AFFIRMATIVE COVENANTS.  Until all Obligations of the Company terminate or are paid and satisfied in full, and so long as the Commitment is outstanding, the Company shall strictly observe the following covenants:
a.	Corporate Existence. The Company shall preserve, and cause each Guarantor to preserve, its existence as a corporation or a limited liability company, as the case may be.
b.	Reports, Certificates and Other Information. The Company shall furnish to the Bank copies of the following financial statements, certificates and other information:
(i)	Company’s Annual Statements. As soon as available and in any event within one hundred twenty (120) days after the close of each fiscal quarter, consolidated financial statements of the Company and the

Consolidated Entities for such fiscal year prepared and presented in accordance with GAAP (except for changes in which the independent accountants of the Company concur) in each case setting forth in comparative form corresponding figures for the preceding fiscal year, together with the audit report, unqualified as to scope, of  independent certified public accountants approved by the Bank, which approval shall not be unreasonably withheld, together with the management letter, if any, issued by such independent certified public accountants.

(ii)
Interim Statements.  As soon as available and in any event within  forty-five (45) days after the end of each fiscal quarter, a copy of the consolidated and consolidating interim financial statements of the Company and the Consolidated Entities, consisting at a minimum of:

A.	the balance sheet as of the end of the quarter, and
B.	a statement of income for the quarter and for the partial or full fiscal year ended as of the end of the quarter, all in reasonable detail and accompanied by the written representation of the chief financial officer of the Company that such financial statements have been prepared in accordance with GAAP (except that they need not include a statement of cash flows and footnotes and need not reflect adjustments normally made at year end, if such adjustments are not material in amount), consistently applied, (except for changes in which the independent accountants of the Company concur) and present fairly the financial position of the Company and the results of its operation as of the dates of such statements and for the fiscal periods then ended.
(iii)	Officer’s Certificate. Contemporaneously with the furnishing of each set of financial statements provided for in Sections 5(b)(i) and 5(b)(ii), an Officer's Certificate.
(iv)
Orders.  Prompt notice of any orders in any material proceedings to which the Company or a Guarantor is a party, issued by any court or regulatory agency, federal or state, and if the Bank should so request, a copy of any such order.

(v)	Notice of Default or Litigation. Immediately upon learning of the occurrence of an Event of Default or Unmatured Event of Default, or the

institution of or any adverse determination in any litigation, arbitration proceeding or governmental proceeding which is material to the Company or to any Guarantor, or the occurrence of any event which could have a material adverse effect upon the Company or any Guarantor, written notice thereof describing the same and the steps being taken with respect thereto.

(vi)
Compliance Certificates.  Within forty-five (45) days following the end of each fiscal quarter, a certificate of the Chief Financial Officer or other appropriate officer of the Company demonstrating compliance with the financial covenants stated in Section 5(g) herein.  Such certificate shall relate the covenants to the quarter-end figures and shall otherwise be in such form and provide such detail as may be reasonably satisfactory to the Bank.

(vii)
Registration Statements and Reports.  Promptly upon filing with the Securities and Exchange Commission or any state securities regulatory authority, copies of all registration statements and all periodic and special reports required or permitted to be filed under federal or state securities laws and regulations.

(viii)	Other Information. From time to time such other information concerning the Company or any Guarantor as the Bank may reasonably request.
c.
Books, Records and Inspections.  The Company shall maintain and cause each Guarantor to maintain complete and accurate books and records, and permit access thereto by the Bank for purposes of inspection, copying and audit, and the Company shall permit and cause each Guarantor to permit the Bank to inspect its properties and operations at all reasonable times.

d.
Insurance.  The Company shall maintain and cause each Guarantor to maintain such insurance as may be required by law and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated.  The Company agrees and will cause each Guarantor to agree, at the Bank’s request, to name the Bank as additional insured on any such liability insurance policy and to provide a copy of any such policy to the Bank.  Notwithstanding the foregoing, the Company and the Bank agree that the Company and any Guarantor may elect, in its sole option and provided no Event of Default or Unmatured Event of Default has occurred and is continuing at such time, to self insure, which shall be deemed to comply with the requirements of this Section 5(d); provided; if at any time that the Company or any Guarantor has elected to self-insure an Event of Default or Unmatured Event of Default shall occur hereunder, the Company or such Guarantor, as applicable, shall immediately obtain (without the necessity of a formal demand to do so from the Bank) and thereafter maintain at all times the insurance required hereunder from an insurance company reasonably acceptable to the Bank.

e.
Taxes and Liabilities.  The Company shall pay and cause each Guarantor to pay when due all taxes, license fees, assessments and other liabilities except such as are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established.

f.
Compliance with Legal and Regulatory Requirements.  The Company shall maintain and cause each Guarantor to maintain material compliance with the applicable provisions of all federal, state and local statutes, ordinances and regulations and any court orders or orders of regulatory authorities issued thereunder.

g.	Financial Covenants. The Company shall observe, on a consolidated basis with the other Guarantors, each of the following financial covenants:
(i)
Fixed Charge Coverage Ratio.   As of the end of each FCCR Test Period (as hereinafter defined), the Company shall maintain a Fixed Charge Coverage Ratio (as hereinafter defined) of greater than or equal to 1.75 to 1.00. For purposes of this covenant, the phrase “Fixed Charge Coverage Ratio” means, for each FCCR Test Period,  the ratio of: (A) the sum of EBITDA before extraordinary items, plus rental expense and operating lease payments, less Unfunded Capital Expenditures, to (B) the sum of interest expense, plus all principal payments with respect to Indebtedness, including capital lease obligations, that were paid or were due and payable by any or all Consolidated Entities during the FCCR Test Period, plus rental expense, all operating lease payments then due and payable, and all cash taxes paid during such FCCR Test Period, plus, for purposes of testing compliance with this covenant for the fiscal year ending September 30, 2009, only, all principal payments made on the Prudential Debt during the fiscal year ending September 30, 2009, all determined for the specific

FCCR Test Period on a consolidated basis.   For purposes of testing compliance with this covenant for the FCCR Test Period consisting of the four (4) consecutive fiscal quarters ending September 30, 2009, the numerator shall also include cash received from tax refunds and the net cash proceeds received from the sales of property during such fiscal year.  As used herein, the term “FCCR Test Period” means each period of four (4) consecutive fiscal quarters ending at the end of each fiscal quarter, except for each of the first three fiscal quarters of the fiscal year ending in September, 2010, as to which each such fiscal quarter shall constitute a separate FCCR Test Period.

(ii)	Total Liabilities to Tangible Net Worth Ratio. The Company shall maintain as of the end of each fiscal quarter its ratio of Total Liabilities to Tangible Net Worth at not more than 1.50 to 1.00.
(iii)
Minimum Liquidity.  The Company shall maintain as of the end of each fiscal quarter  minimum collected balances of not less than $10,000,000 in the aggregate in the Company’s depository accounts at the Bank.

h.	Primary Banking Relationship. The Company shall maintain its primary concentration and deposit accounts with the Bank.
i.
Employee Benefit Plans.  The Company shall maintain and shall cause each Guarantor to maintain any Plan in material compliance with ERISA, the Code, and all rules and regulations of regulatory authorities pursuant thereto and shall file and shall cause any Guarantor to file all reports required to be filed pursuant to ERISA, the Code, and such rules and regulations.

j.
Hazardous Substances.  If the Company or any Guarantor should commence the use, treatment, transportation, generation, storage or disposal of any Hazardous Substance in reportable quantities in its operations in addition to those noted in Exhibit “C” attached hereto, the Company shall immediately notify the Bank of the commencement of such activity with respect to each such Hazardous Substance.  The Company shall cause and cause any Guarantor to cause any Hazardous Substances which are now or may hereafter be used or generated in the operations of the Company or any Guarantor in reportable quantities to be accounted for and disposed of in compliance with all applicable federal, state and local laws and regulations.  The Company shall notify the Bank immediately upon obtaining knowledge that:
(i) (ii)
any premises which have at any time been owned or occupied by or have been under lease to the Company or any Guarantor are the subject of an environmental investigation by any federal, state or local governmental agency having jurisdiction over the regulation of any Hazardous Substances, the purpose of which investigation is to quantify the levels of Hazardous Substances located on such premises; or
the Company or any Guarantor has been named or is threatened to be named as a party responsible for the possible contamination of any real property or ground water with Hazardous Substances, including, but not limited to the contamination of past and present waste disposal sites.

If the Company or any Guarantor is notified of any event described at items (i) or (ii) above, the Company shall immediately engage or cause the Guarantor to engage a firm or firms of engineers or environmental consultants appropriately qualified to determine as quickly as practical the extent of contamination and the potential financial liability of the Company or the Guarantor with respect thereto, and the Bank shall be provided with a copy of any report prepared by such firm or by any governmental agency as to such matters as soon as any such report becomes available to the Company, and Company shall immediately establish reserves in the amount of the potential financial liability of the Company or the Guarantor identified by such environmental consultants or engineers.  The selection of any engineers or environmental consultants engaged pursuant to the requirements of this Section shall be subject to the approval of the Bank, which approval shall not be unreasonably withheld.
Section 6.  NEGATIVE COVENANTS.  Until all Obligations of the Company terminate or are paid and satisfied in full, and so long as the Commitment is outstanding, the Company shall strictly observe the following covenants:
a.
Other Agreements.  The Company shall not enter into any agreement containing any provision which would be violated or breached in any material respect by the performance by the Company of its obligations under this Agreement and the other Loan Documents.

b.	Liens. The Company shall not create or permit to exist any mortgage, pledge, title retention lien or other lien, encumbrance or security interest (all of which are hereafter referred to in this subsection as a “lien” or “liens”) with respect to any property or assets now owned or hereafter acquired by it or any Guarantor, including but not limited to any real estate owned by the Company or any Guarantor,  except:

(i) (ii)
liens in favor of the Bank created pursuant to the requirements of this Agreement or otherwise;
any lien or deposit with any governmental agency required or permitted to qualify the Company or any Guarantor to conduct business or exercise any privilege, franchise or license, or to maintain self-insurance or to obtain the benefits of or secure obligations under any law pertaining to worker's compensation, unemployment insurance, old age pensions, social security or similar matters, or to obtain any stay or discharge in any legal or administrative proceedings, or any similar lien or deposit arising in the ordinary course of business;

(iii)
any mechanic's, worker's, repairmen's, carrier's, warehousemen's or other like liens arising in the ordinary course of business for amounts not yet due or for amounts that are not material to the overall financial condition of the Company or of any Guarantor and for the payment of which adequate reserves have been established, or deposits made to obtain the release of such liens;

(iv)
easements, licenses, minor irregularities in title or minor encumbrances on or over any real property which do not, in the judgment of the Bank, materially detract from the value of such property or its marketability or its usefulness in the business of the Company or any Guarantor;

(v)	liens for taxes and governmental charges which are not yet due or which are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established;
(vi)	liens created by or resulting from any litigation or legal proceeding which is being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established;
(vii)
mortgage liens assumed by the Company on real property operated as “Steak N Shake” branded restaurants in connection with the acquisition of such properties by the Company provided that the debt secured by all such assumed mortgages does not exceed $10,000,000 in the aggregate for the fiscal year of the Company ending in September, 2010; and
(viii)	those specific liens now existing described on the “Schedule of Exceptions” attached hereto as Exhibit “C.”
c.
Guaranties.  The Company shall not and shall not permit any Guarantor to be a guarantor or surety of, or otherwise be responsible in any manner with respect to any undertaking of any other person or entity, whether by guaranty agreement or by agreement to purchase any obligations, stock, assets, goods or services, or to supply or advance any funds, assets, goods or services, or otherwise, except for:

(i)            guaranties in favor of the Bank;
(ii)	guaranties by endorsement of instruments for deposit made in the ordinary course of business;
(iii)	those specific existing guaranties listed in the “Schedule of Exceptions” attached hereto as Exhibit “C.”
d.	Loans or Advances. The Company shall not make or permit to exist and shall not allow any Guarantor to make or permit to exist any loans or advances to any other person or entity, except for:
(i)	extensions of credit or credit accommodations to customers or vendors made by the Company or any Guarantor in the ordinary course of its business as now conducted;
(ii)	extensions of credit or credit accommodations to any Guarantor when made by the Company in the ordinary course of its business as now conducted;
(iii)
reasonable salary advances to non-executive employees, and other advances to agents and employees for anticipated expenses to be incurred on behalf of the Company or the Guarantor in the course of discharging their assigned duties; and

(iv)	the specific items listed in the “Schedule of Exceptions” attached hereto as Exhibit “C.”
e.
Mergers, Consolidations, Sales, Acquisition or Formation of Subsidiaries.  The Company shall not be and shall not permit any Guarantor (other than the Parent) to be a party to any consolidation or to any merger, and the Company shall not purchase and shall not permit any Guarantor (other than the Parent) to purchase the capital stock of or otherwise acquire any equity interest in any other business entity.

The Company shall not acquire and shall not permit any Guarantor (other than the Parent) to acquire any material part of the assets of any other business entity, except in the ordinary course of business.  The Company shall not and shall not permit any Guarantor (other than the Parent) to sell, transfer, convey or lease all or any material part of its assets, except in the ordinary course of business, or sell or assign with or without recourse any receivables.  The Company shall not cause to be created or otherwise acquire any Subsidiaries other than those Subsidiaries in existence as of the date hereof.

f.
Margin Stock.  The Company shall not use or cause or permit the proceeds of the Loan to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended from time to time.

g.
Judgments.  The Company shall not permit and shall not  allow any Guarantor to permit any uninsured judgment or monetary penalty rendered against it in any judicial or administrative proceeding to remain unsatisfied for a period in excess of forty-five (45) days unless such judgment or penalty is being contested in good faith by appropriate proceedings and execution upon such judgment has been stayed, and unless an appropriate reserve has been established with respect thereto.

h.
Principal Office.  The Company shall not change and shall not permit any Guarantor to change the location of its principal office unless it gives not less than ten (10) days’ prior written notice of such change to the Bank.

i.
Hazardous Substances.  The Company shall not allow or permit to continue the release or threatened release of any Hazardous Substance on any premises owned or occupied by or under lease to the Company or any Guarantor.

j.
Debt.  The Company shall not incur or permit to exist any indebtedness for borrowed money (including capital lease obligations) except: (i) the Obligations owing to the Bank, (ii) debt secured by mortgage liens assumed by the Company on real property operated as “Steak N Shake” branded restaurants in connection with the acquisition of such properties by the Company; provided, that the debt secured by all such assumed mortgages does not exceed $10,000,000 in the aggregate for the fiscal year of the Company ending in September, 2010, (iii) capital lease obligations; provided, that the aggregate amount of all capital lease obligations together with all debt permitted under the immediately preceding clause (ii) does not exceed $10,000,000 in the aggregate in the fiscal year of the Company ending in September, 2010; and (iv) the existing obligations disclosed on the “Schedule of Exceptions” attached hereto as Exhibit “C.”

k.
Restricted Payments.  The Company shall not purchase or redeem any shares of the capital stock of the Company or declare or pay any dividends thereon except for dividends payable entirely in capital stock; provided, that the Company may make distributions and pay dividends to the Parent and make payments of intercompany Indebtedness to any of the Consolidated Entities (each such dividend, payment, and distribution is hereinafter called a “Distribution,” and  in the plural,  the “Distributions”) provided that:  (i) the aggregate amount of all such Distributions made during the fiscal year ending September 30, 2009, does not exceed $47,000,000, (ii) after making any such Distribution, the Company’s Modified Fixed Charge Coverage Ratio (as hereinafter defined) for the period of four (4) fiscal quarters ending at the end of the fiscal quarter in which such Distribution is made (such period hereinafter called the “Distribution Test Period”) is not less than 1.00 to 1.00 for the Distribution Test Period ending September 30, 2009, and not less than 1.20 to 1.00 for any Distribution Test Period ending thereafter; (iii) the Fixed Charge Coverage Ratio is not less than 1.75 to 1.00  for the Distribution Test Period in which the Distribution is made prior to making such Distribution; and (iv) no Event of Default or Unmatured Event of Default has occurred and is continuing at the time of the payment of any such Distribution..  For purposes of testing compliance with this covenant, all Distributions made in any fiscal quarter shall be aggregated, and any Distribution permitted by the preceding sentence but not made during the fiscal year ending September 30, 2009, may be made during the first fiscal quarter of fiscal year 2010 and shall not be included in the calculation of Distributions permitted in the Distribution Test Period ending at the end of the first fiscal quarter of fiscal year 2010; provided, that in any event no Distribution may be made in the first fiscal quarter of fiscal years 2010 if an Event of Default or Unmatured Event of Default exists and is continuing at the time of any such Distribution. The Company shall not make any other distributions to shareholders as shareholders, or set aside any funds for any such purpose, or prepay, purchase or redeem any subordinated indebtedness of the Company.

As used herein, the term “Modified Fixed Charge Coverage Ratio” means the Fixed Charge Coverage Ratio with the aggregate amount of all Distributions made in the period tested subtracted from the numerator thereof.

Section 7.  CONDITIONS OF LENDING.  The obligation of the Bank to make any Advance shall be subject to fulfillment of each of the following conditions precedent:
a.
No Default.  No Event of Default or Unmatured Event of Default shall have occurred and be continuing, and the representations and warranties of the Company contained in Section 3 shall be true and correct as of the date of this Agreement and as of the date of each Advance, except that after the date of this Agreement:  (i) the representations contained in Section 3(d) will be construed so as to refer to the latest financial statements furnished to the Bank by the Company pursuant to the requirements of this Agreement, (ii) the representations contained in Section 3(k) (with respect to Hazardous Substances) will be construed so as to apply not only to the Company, but also to any Subsidiaries, (iii) the representation contained in Section 3(l) will be construed so as to except any Subsidiary which may hereafter be formed or acquired by the Company with the consent of the Bank, and (iv) all other representations will be construed to have been amended to conform with any changes of which the Bank shall previously have been given notice in writing by the Company.

b.
Documents and Fees to be Furnished or Paid at Closing.  The Bank shall have received contemporaneously with the execution of this Agreement, the following, each duly executed, currently dated and in form and substance satisfactory to the Bank:

(i)	The Revolving Note executed by the Company.
(ii)	The Schedule of Exceptions completed and executed by the Company.
(iii)          The Guaranties duly executed by the Guarantors.
(iv)          The Security Agreement executed by the Company.
(v)           The Guarantor Security Agreements executed by the Guarantors.
(vi)
A certified copy of a Resolution of the Board of Directors of the Company authorizing the execution, delivery and performance, respectively, of this Agreement, the Revolving Note, the Security Agreement, and all other Loan Documents provided for in this Agreement to which the Company is a party.

(vii)
A Certificate of the Secretary of the Board of Directors of the Company certifying the names of the officer or officers authorized to executed this Agreement, the Revolving Note, the Security Agreement, and the other Loan Documents provided for in this Agreement to which the Company is a party, together with a sample of the true signature of each such officer.

(viii)
A copy of the file-marked Articles of Incorporation of the Company certified as complete and correct as of a recent date by the Secretary of State of Indiana, and a copy of the By-Laws of the Company certified as complete and correct by the Secretary of the Board of Directors of the Company.

(ix)
A currently dated Certificate of Existence for the Company issued by the Secretary of State of Indiana, and a Certificate of Existence or Good Standing for the Company issued by the Secretary of State for each State in which the Company conducts business.

(x)
A certified copy of a Resolution of the Board of Directors of Steak n Shake Enterprises, Inc. authorizing the execution, delivery and performance, respectively, of its Guaranty, its Guarantor Security Agreement,  and the other Loan Documents provided for in this Agreement to which Steak n Shake Enterprises, Inc. is a party.

(ix)
A Certificate of the Secretary of the Board of Directors of Steak n Shake Enterprises, Inc. certifying the names of the officer or officers authorized to sign its Guaranty, its Guarantor Security Agreement, and the other Loan Documents provided for in this Agreement to which Steak n Shake Enterprises, Inc. is a party, together with a sample of the true signature of each such officer.

(x)
A copy of the file-marked Articles of Incorporation of Steak n Shake Enterprises, Inc. certified as complete and correct as of a recent date by the Secretary of State of Indiana, and a complete copy of the By-Laws of Steak n Shake Enterprises, Inc. certified as complete and correct by the Secretary of the Board of Directors of Steak n Shake Enterprises, Inc.

(xi)
A currently dated Certificate of Existence of Steak n Shake Enterprises, Inc. issued by the Secretary of State of Indiana, and a Certificate of Existence of Steak n Shake Enterprises, Inc. issued by the Secretary of

State for each State in which Steak n Shake Enterprises, Inc. conducts business.
(xii)
A certified copy of a Resolution of the Members of Steak n Shake, LLC authorizing the execution, delivery and performance, respectively, of its Guaranty, the Guarantor Security Agreement, and the other Loan Documents provided for in this Agreement to which Steak n Shake, LLC is a party.

(xiii)
A certificate of the Managing Member of Steak n Shake, LLC certifying the names of the officer or officers authorized to sign its Guaranty, its Guarantor Security Agreement, and the other Loan Documents provided for in this Agreement to which Steak n Shake, LLC is a party, together with a sample of the true signature of each such officer.

(xiv)
A copy of the file-marked Articles of Organization of Steak n Shake, LLC certified as complete and correct as of a recent date by the Secretary of State of Indiana, and a complete copy of the Operating Agreement of Steak n Shake, LLC certified as complete and correct by the Managing Member of Steak n Shake, LLC.

(xv)
A currently dated Certificate of Existence of Steak n Shake, LLC issued by the Secretary of State of Indiana, and a Certificate of Existence of S Steak n Shake, LLC issued by the Secretary of State for each State in which Steak n Shake, LLC conducts business.

(xvi)
A certified copy of a Resolution of the Board of Directors of The Steak n Shake Company authorizing the execution, delivery and performance, respectively, of its Guaranty, its Guarantor Security Agreement, and the other Loan Documents provided for in this Agreement to which The Steak n Shake Company is a party.

(xvii)
A certificate of the Secretary of the Board of Directors of The Steak n Shake Company certifying the names of the officer or officers authorized to sign its Guaranty, its Guarantor Security Agreement, and the other Loan Documents provided for in this Agreement to which The Steak n Shake Company is a party, together with a sample of the true signature of each such officer.

(xviii)	A copy of the file-marked Articles of Incorporation of The Steak n Shake Company certified as complete and correct as of a recent date by the

Secretary of State of Indiana, and a complete copy of the Bylaws of The Steak n Shake Company certified as complete and correct by the Secretary of the Board of Directors of The Steak n Shake Company.
(xix)
A currently dated Certificate of Existence of The Steak n Shake Company issued by the Secretary of State of Indiana, and a Certificate of Existence of The Steak n Shake Company issued by the Secretary of State for each State in which The Steak n Shake Company conducts business.

(xx)
The opinion of counsel for the Company and the Guarantors addressed to the Bank to the effect that the representations stated in Sections 3(a), 3(b),  3(c),  3(i), and 3(l) are correct.  Such opinion shall be in such form as may be reasonably acceptable to the Bank.

(xxi)	Certificates evidencing the existence of all insurance required under the terms of this Agreement or any other Loan Documents.
(xxii)	The results of UCC lien searches for each of the Company and its Subsidiaries in all jurisdictions in which they own any assets showing no liens of record.
(xxiii)	Such other documents as the Bank may reasonably require.
(xxiv)	Payment of the commitment fee required under the terms of Section 2(b)(iv) herein.
(xxv)
Payment of the fees of legal counsel for the Bank incurred in connection with the drafting, negotiation, and execution of this Agreement and the other Loan Documents which shall be the sole responsibility of the Company.

Section 8.  EVENTS OF DEFAULT.  Each of the following shall constitute an Event of Default under this Agreement:
a.
Nonpayment of the Loan.  Default in the payment when due of any amount payable under the terms of  the Note or otherwise payable to the Bank or any other holder of the Note under the terms of this Agreement.

b.
Nonpayment of Other Indebtedness for Borrowed Money.  Default by the Company or any Guarantor in the payment when due, whether by acceleration or otherwise, of any other material indebtedness for borrowed money, or default in the performance or observance of any obligation or condition with respect to any such other indebtedness if the effect of such default is to accelerate the maturity of such other indebtedness or to permit the holder or holders thereof, or any trustee or agent for such holders, to cause such indebtedness to become due and payable prior to its scheduled maturity, unless the Company or the affected Guarantor  is contesting the existence of such default in good faith and by appropriate proceedings.

c.
Other Material Obligations.  Subject to the expiration of any applicable grace period, default by the Company in the payment when due, or in the performance or observance of any material obligation of, or condition agreed to by the Company or any Guarantor with respect to any material purchase or lease of goods, securities or services except only to the extent that the existence of any such default is being contested in good faith and by appropriate proceedings and that appropriate reserves have been established with respect thereto.

d.
Bankruptcy, Insolvency, etc.  The Company or any Guarantor admitting in writing its inability to pay its debts as they mature or an administrative or judicial order of dissolution or determination of insolvency being entered against the Company or any Guarantor; or the Company or any Guarantor applying for, consenting to, or acquiescing in the appointment of a trustee or receiver for the Company or such Guarantor or any property thereof, or the Company or any Guarantor making a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee or receiver being appointed for the Company or any Guarantor or for a substantial part of its property and not being discharged within sixty (60) days; or any bankruptcy, reorganization, debt arrangement, or other proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding being instituted by or against the Company or any Guarantor, and, if involuntary, being consented to or acquiesced in by the Company or such Guarantor or remaining for sixty (60) days undismissed.

e.
Warranties and Representations.  Any warranty or representation made by the Company or by any Guarantor in this Agreement or any other Loan Document proving to have been false or misleading in any material respect when made, or any schedule, certificate, financial statement, report, notice, or other writing furnished by the Company or any Guarantor to the Bank proving to have been false or misleading in any material respect when made or delivered.

f.	Violations of Negative and Financial Covenants. Failure by the Company or any Guarantor to comply with or perform any covenant stated in Section 5(g) or

Section 6 of this Agreement.
g.
Noncompliance With Other Provisions of this Agreement.  Failure of the Company or any Guarantor to comply with or perform any covenant or other provision of this Agreement or any Loan Document or to perform any other Obligation (which failure does not constitute an Event of Default under any of the preceding provisions of this Section 8) and continuance of such failure for thirty (30) days after notice thereof to the Company from the Bank.

Section 9.  EFFECT OF EVENT OF DEFAULT.  If any Event of Default described in Section 8(d) shall occur, maturity of the Loan shall immediately be accelerated and the Note and the Loan evidenced thereby, and all other indebtedness and any other payment Obligations of the Company to the Bank shall become immediately due and payable, and the Commitment shall immediately terminate, all without notice of any kind.  When any other Event of Default has occurred and is continuing, the Bank or any other holder of the Note may accelerate payment of the Loan and declare the Note and all other payment Obligations due and payable, whereupon maturity of the Loan shall be accelerated and the Note and the Loan evidenced thereby, and all other payment Obligations shall become immediately due and payable and the Commitment shall immediately terminate, all without notice of any kind.  The Bank or such other holder shall promptly advise the Company of any such declaration, but failure to do so shall not impair the effect of such declaration. The remedies of the Bank specified in this Agreement or in any other Loan Document shall not be exclusive, and the Bank may avail itself of any other remedies provided by law as well as any equitable remedies available to the Bank.
Section 10.  WAIVER -- AMENDMENTS.  No delay on the part of the Bank, or any holder of the Notes in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude any other or further exercise thereof, or the exercise of any other right, power or remedy.  No amendment, modification or waiver of, or consent with respect to any of the provisions of this Agreement or the other Loan Documents or otherwise of the Obligations shall be effective unless such amendment, modification, waiver or consent is in writing and signed by the Bank.
Section 11.  NOTICES.  Any notice given under or with respect to this Agreement to the Company or the Bank shall be in writing and, if delivered by hand or sent by overnight courier service, shall be deemed to have been given when delivered and, if mailed, shall be deemed to have been given five (5) days after the date when sent by registered or certified mail, postage prepaid, and addressed to the Company or the Bank (or other holder of the Notes) at its address shown below, or at such other address as any such party may, by written notice to the other party to this Agreement, have designated as its address for such purpose.  The addresses referred to are as follows:

As to the Company:	Steak n Shake Operations, Inc.
36 South Pennsylvania Street, Suite 500
Indianapolis, Indiana 46204
Attention: Sardar Biglari, Chairman & Chief Executive Officer
Telephone: (317) 633-4100

with copy to: Barry C. Paige
Assistant Secretary & Director of
Corporate and Employment Law
36 South Pennsylvania Street, Suite 500
Indianapolis, Indiana 46204
Telephone: (317) 633-4100
barry.paige@steaknshake.com

As to the Bank:	Fifth Third Bank
251 North Illinois, Suite 1000
Indianapolis, Indiana 46204
Attention: William J. Krummen, Vice President
Telephone: (317) 383-2145
Email: william.krummen@53.com

with copy to: Madalyn S. Kinsey, Esquire
Kroger, Gardis & Regas, L.L.P.
Chase Center/Circle, Suite 900
111 Monument Circle
Indianapolis, Indiana 46204-5175
Telephone: (317) 777-7429
Email: msk@kgrlaw.com

Section 12.  COSTS, EXPENSES AND TAXES.  The Company shall pay or reimburse the Bank on demand for all reasonable out-of-pocket costs and expenses of the Bank including reasonable attorneys' fees and legal expenses incurred by it in connection with the drafting, negotiation, execution, and delivery of this Agreement  and the other Loan Documents, and in connection with the enforcement, or restructuring in the nature of a workout, of this Agreement or any other Loan Document.  The Company shall also reimburse the Bank for expenses incurred by the Bank in connection with any audit of the books and records or physical assets of the Company conducted pursuant to any right granted to the Bank under the terms of this Agreement or any other Loan Document.  Such reimbursement shall include, without limitation, reimbursement of the Bank for its overhead expenses reasonably allocated to such audits.  In addition, the Company shall pay or reimburse the Bank for all expenses incurred by the Bank in connection with the perfection of any security interests or mortgage liens granted to the Bank by the Company and for any stamp or similar documentary or transaction taxes which may be payable in connection with the execution or delivery of this Agreement or any other Loan Document or in connection with any other instruments or documents provided for herein or delivered or required in connection herewith including, without limitation, expenses incident to any lien or title search or title insurance commitment or policy.  All obligations provided for in this Section shall survive termination of this Agreement.
Section 13.  SEVERABILITY.  If any provision of this Agreement or any other Loan Document is determined to be illegal or unenforceable, such provision shall be deemed to be severable from the balance of the provisions of this Agreement or such Document and the remaining provisions shall be enforceable in accordance with their terms.
Section 14.  CAPTIONS.  Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.
Section 15.  GOVERNING LAW -- JURISDICTION.  Except as may otherwise be expressly provided in any other Loan Document, this Agreement and all other Loan Documents are made under and will be governed in all cases by the substantive laws of the State of Indiana, notwithstanding the fact that Indiana conflicts of law rules might otherwise require the substantive rules of law of another jurisdiction to apply.  The Company consents to the jurisdiction of any state or federal court located within Marion County, Indiana, and waives personal service of any and all process upon the Company.  All service of process may be made by messenger, by certified mail, return receipt requested, or by registered mail directed to the Company at the address stated in Section 11.  The Company waives any objection which the Company may have to any proceeding commenced in a federal or state court located within Marion County, Indiana, based upon improper venue or forum non conveniens.  Nothing contained in this Section shall affect the right of the Bank to serve legal process in any other manner permitted by law.
Section 16.  PRIOR AGREEMENTS, ETC.  This Agreement supersedes all previous agreements and commitments made by the Bank and the Company with respect to the Loans and all other subjects of this Agreement, including, without limitation, any oral or written proposals or commitments made or issued by the Bank.
Section 17.  SUCCESSORS AND ASSIGNS.  This Agreement and the other Loan Documents shall be binding upon and shall inure to the benefit of the Company and the Bank and their respective successors and assigns, provided that the Company's rights under this Agreement shall not be assignable without the prior written consent of the Bank.
Section 18.  WAIVER OF JURY TRIAL.  THE COMPANY AND THE BANK (BY ITS ACCEPTANCE HEREOF) HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE ( WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) BETWEEN THE COMPANY AND THE BANK ARISING  OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.   THIS PROVISION IS A MATERIAL INDUCEMENT TO THE BANK TO PROVIDE THE FINANCING EVIDENCED BY THIS AGREEMENT.
Section 19.  COUNTERPARTS.   This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which when taken together shall be one and the same agreement.

USA PATRIOT ACT NOTIFICATION.
IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT.  To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity who opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for the Company is that when the Company opens an account, if the Company is not an individual, the Bank will ask for the Company's name, tax identification number, business address, and other information which will allow the Bank to identify the Company.  The Bank may also ask if the Company is not an individual, to see the Company's legal organizational documents or other identifying documents.

IN WITNESS WHEREOF, the parties hereto have executed this Credit Agreement by their respective duly authorized officers as of September 30, 2009.

STEAK N SHAKE OPERATIONS INC. an
Indiana corporation

By:	/s/ Sardar Biglari
Sardar Biglari
Chairman and CEO

FIFTH THIRD BANK, a Michigan banking
corporation

By:	/s/ William J. Krummen
William J. Krummen
Vice President